Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of April 17, 2012, by and among Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the arranger and administrative agent (the "Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, WABASH NATIONAL CORPORATION, a Delaware corporation ("Wabash"), certain Subsidiaries of Wabash designated on the signature pages hereto as borrowers (together with Wabash, such Subsidiaries are collectively referred as the "Borrowers") and certain Subsidiaries of Wabash designated on the signature pages hereto as guarantors.

WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Credit Agreement dated as of June 28, 2011 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"); and

WHEREAS, Borrowers have notified Agent that Wabash intends to issue up to $150,000,000 principal amount of Convertible Senior Notes due 2018 and, in connection therewith, Borrowers have requested that Lenders agree to amend the Credit Agreement in certain respects as set forth herein, and Lenders have agreed to the foregoing, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.                  Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.                  Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrowers set forth in Section 6 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

(a)                Section 2.4(e)(v) of the Credit Agreement is hereby amended to (i) delete the word "and" at the end of clause (C) thereof and (ii) insert the following at the end of clause (D) thereof and before the phrase ", Borrowers shall prepay":

(E) the issuance of Permitted Stock of Administrative Borrower in connection with the issuance, conversion, exercise, redemption, acceleration, settlement or refinancing of any Permitted Convertible Notes, Permitted Warrants or Permitted Bond Hedges, or to finance all or any part of the Closing Date Acquisition

(b)               The last sentence of Section 4.1(b) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

Other than as provided in the Permitted Convertible Notes Documents, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                A new Section 5.20 is hereby inserted into the Credit Agreement, as follows:

Section 5.20 Permitted Convertible Notes Proceeds Account.

Promptly place all of the cash proceeds of the issuance of the Permitted Convertible Notes into a Permitted Convertible Notes Proceeds Account, and maintain all such amounts in such Permitted Convertible Notes Proceeds Account until either (a) such amounts are used to consummate the Closing Date Acquisition contemplated by the Closing Date Acquisition Agreement or (b) if the Closing Date Acquisition Agreement terminates, such amounts are used for other purposes not prohibited under this Agreement, it being understood and agreed that if the Closing Date Acquisition Agreement terminates, the requirement to maintain the Permitted Convertible Notes Proceeds Account shall terminate.

(d)               Section 6.7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, or (C) the Permitted Convertible Notes, the Permitted Bond Hedges or the Permitted Warrants, which are addressed in Section 6.7(a)(ii),

(ii) optionally or mandatorily pay, prepay, redeem, defease, purchase or otherwise acquire any or all of the Permitted Convertible Notes, the Permitted Bond Hedges or the Permitted Warrants, except that (A) if the Closing Date Acquisition Agreement terminates, the optional redemption for cash by Administrative Borrower on or before August 31, 2012 of all of the Permitted Convertible Notes, to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, (B) the optional redemption or purchase for cash by Administrative Borrower of some or all of the Permitted Convertible Notes (other than as provided in clause (A) above) to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, (C) payment of cash by Administrative Borrower in respect of the termination or settlement of a Permitted Bond Hedge or the purchase of a Permitted Bond Hedge, (D) payment of cash in respect of the conversion of the Permitted Convertible Notes by holders of some or all thereof to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, (E) payment of cash in respect of the termination or settlement of any Permitted Warrant, (F) payment of cash by Administrative Borrower upon the maturity pursuant to their terms of the Permitted Convertible Notes, in compliance with the terms of the Permitted Convertible Notes Documents, (G) the optional redemption or purchase for (or with the proceeds from the issuance of) Permitted Stock by Administrative Borrower of some or all of the Permitted Convertible Notes, (H) payment of Permitted Stock in respect of the conversion of the Permitted Convertible Notes by holders of some or all thereof to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, and (I) delivery of Permitted Stock in respect of the termination or settlement of a Permitted Warrant, in each case described in clauses (A) through (F) above, so long as immediately after making the applicable payment (1) no Default or Event of Default is in existence or would be caused thereby, provided, that such payment shall not be prohibited under this clause (1) to the extent such payment is funded with the proceeds of the issuance by Administrative Borrower of Permitted Stock, by an additional contribution to the equity of Administrative Borrower by existing holders of Permitted Stock of Administrative Borrower or with the proceeds of Refinancing Indebtedness and (2) Excess Availability is at least $25,000,000; or

(iii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, excluding any payment expressly permitted under subclause (ii)(E) or subclause (ii)(I) above, or

(e)                Section 6.7(b)(i) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

(i) except in connection with Refinancing Indebtedness permitted by Section 6.1, any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j), (k) and (o) of the definition of Permitted Indebtedness and (D) Indebtedness under the Permitted Convertible Notes Documents, except that, unless consented to by Required Lenders (which consent shall not be unreasonably delayed or withheld), no such amendments, modifications and changes of the Permitted Convertible Notes Documents shall (A) shorten the maturity of, increase the rate or shorten the time of payment of interest on, increase the amount or shorten the time of payment of any principal or premium payable under (whether at maturity, at a date fixed for prepayment or by acceleration or otherwise), or increase the amount of, or accelerate the time of payment of, any fees payable under, the Permitted Convertible Notes Documents, (B) modify the method of calculating the amount payable upon the optional or mandatory redemption of, or the conversion of, the Permitted Convertible Notes, which modification has the effect of increasing the amount payable in connection therewith, (C) modify the existing affirmative covenants, negative covenants or events of default or remedies contained in, or add any new affirmative covenants, negative covenants or events of default or remedies to, any of the Permitted Convertible Notes Documents, which modification has the effect of subjecting Administrative Borrower or any of its Subsidiaries to any more onerous or restrictive provisions than those contained in the Permitted Convertible Notes Documents as they exist on the date hereof or (D) otherwise modify the Permitted Convertible Notes Documents in a manner that adversely affects the interests of Agent and the Lenders in any material respect,

(f)                Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

6.9 Restricted Junior Payments.

Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as (except as may be otherwise provided in clause (e) or (f) below) no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Administrative Borrower may make distributions to former employees, officers, or directors of any Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Administrative Borrower on account of repurchases of the Stock of Administrative Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Administrative Borrower,

(b) Administrative Borrower may make distributions to former employees, officers, or directors of Administrative Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Administrative Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by Administrative Borrower plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate in any fiscal year or $2,500,000 in the aggregate during the term of this Agreement,

(c) Administrative Borrower may make distributions in respect of its Stock (other than Stock consisting of the Permitted Convertible Notes, and, for the avoidance of doubt, the Permitted Warrants or the Permitted Bond Hedges), or purchase, redeem, or otherwise acquire or retire for value any of its Stock (other than Stock consisting of the Permitted Convertible Notes, and, for the avoidance of doubt, the Permitted Warrants or the Permitted Bond Hedges), so long as both prior to, and immediately after giving effect to, the making of such Restricted Junior Payment, Excess Availability is not less than $35,000,000,

(d) Administrative Borrower may make Restricted Junior Payments consisting of repurchases of Stock (other than Stock consisting of the Permitted Convertible Notes, and, for the avoidance of doubt, the Permitted Warrants or the Permitted Bond Hedges) deemed to occur upon the non-cash exercise of stock options and warrants,

(e) whether or not a Default or Event of Default shall have occurred and be continuing or would result therefrom, Administrative Borrower may make Restricted Junior Payments consisting of regularly scheduled cash payments of interest in respect of the Permitted Convertible Notes, and

(f) Administrative Borrower may make Restricted Junior Payments consisting of (i) if the Closing Date Acquisition Agreement terminates, the optional redemption for cash on or before August 31, 2012 of all of the Permitted Convertible Notes to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, (ii) the optional redemption or purchase for cash of some or all of the Permitted Convertible Notes (other than as provided in clause (i) above) to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, (iii) payment of cash in respect of the termination or settlement of a Permitted Bond Hedge or the purchase of a Permitted Bond Hedge, (iv) payment of cash in respect of the conversion of the Permitted Convertible Notes by holders of some or all thereof to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, (v) payment of cash in respect of the termination or settlement of any Permitted Warrant, (vi) payment of cash by Administrative Borrower upon the maturity pursuant to their terms of the Permitted Convertible Notes, in compliance with the terms of the Permitted Convertible Note Documents, (vii) the optional redemption or purchase for (or with the proceeds from the issuance of) Permitted Stock by Administrative Borrower of some or all of the Permitted Convertible Notes, (viii) payment of Permitted Stock in respect of the conversion of the Permitted Convertible Notes by holders of some or all thereof to the extent permitted by, and in compliance with the terms of, the Permitted Convertible Notes Documents, and (ix) delivery of Permitted Stock in respect of the termination or settlement of a Permitted Warrant, in each case described in clauses (i) through (vi) above, so long as immediately after making such payment, (A) no Default or Event of Default is in existence or would be caused thereby, provided, that such payment shall not be prohibited under this clause (A) to the extent such payment is funded with the proceeds of the issuance by Administrative Borrower of Permitted Stock, by an additional contribution to the equity of Administrative Borrower by existing holders of Permitted Stock of Administrative Borrower or with the proceeds of Refinancing Indebtedness, and (B) Excess Availability is at least $25,000,000.

(g)               Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

6.14 Limitation on Issuance of Stock.

Issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock, other than (a) the issuance or sale of common stock or Permitted Preferred Stock by Borrowers, (b) the issuance of Permitted Convertible Notes, (c) the issuance of Permitted Warrants and Permitted Bond Hedges, or (d) the issuance by Administrative Borrower of Permitted Stock in connection with the issuance, conversion, exercise, redemption, purchase, acceleration, termination or settlement of Permitted Convertible Notes, Permitted Warrants or Permitted Bond Hedges.

(h)               Section 8.2(a)(i) of the Credit Agreement is hereby amended by deleting therefrom the phrase " or 5.19 of this Agreement," and inserting in its place the phrase ", 5.19, or 5.20 of this Agreement,".

(i)                 Section 8.7 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

8.7 If there is (a) a default under or breach of the Permitted Convertible Notes, the Permitted Convertible Note Indenture or any other Permitted Convertible Notes Document, in each case after expiration of any applicable cure or grace period (and to the extent not waived pursuant to the terms thereof) or (b) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $10,000,000 or more, and, in the case of this clause (b), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations.

(j)                 Schedule 1.1 of the Credit Agreement is hereby amended by inserting therein the following new definitions, in appropriate alphabetical order:

"Closing Date Acquisition" means the Acquisition by Administrative Borrower and/or one or more of its Subsidiaries of all of the issued and outstanding equity interests of Walker Group Holdings LLC and its Subsidiaries pursuant to the terms of the Closing Date Acquisition Agreement.

"Closing Date Acquisition Agreement" means the Purchase and Sale Agreement dated as of March 26, 2012, by and among Administrative Borrower, Walker Group Holdings LLC and Walker Group Resources LLC, including all amendments thereto and modifications thereof which are not materially adverse to the interests of Agent and the Lenders.

"Permitted Bond Hedges" means any call options or capped call options referencing Administrative Borrower's common stock purchased by Administrative Borrower substantially concurrently with the issuance of Permitted Convertible Notes in order to hedge Administrative Borrower's obligations in respect of such Permitted Convertible Notes.

"Permitted Convertible Notes" means the Convertible Senior Notes to be issued by Administrative Borrower on or before July 31, 2012 under and pursuant to the Permitted Convertible Notes Indenture, on terms consistent with those contained in Schedule T attached hereto or otherwise reasonably acceptable to Agent (provided, that to the extent any new or amended terms are materially adverse to the interests of Agent and Lenders, such terms must be reasonably acceptable to Required Lenders), and shall include any convertible notes or other equity-linked securities which evidence Refinancing Indebtedness.

"Permitted Convertible Notes Documents" means, collectively, the Permitted Convertible Notes, the Permitted Convertible Notes Indenture, and all other agreements, instruments and documents delivered in connection therewith, in each case as amended in a manner permitted under this Agreement.

"Permitted Convertible Notes Indenture" means the indenture pursuant to which the Permitted Convertible Notes are to be issued, substantially in the form, and having terms in all material respects, consistent with the form of indenture filed by Administrative Borrower with the SEC on March 29, 2011, as supplemented by a supplemental indenture having terms consistent in all material respects with the terms contained in Schedule T attached hereto, or otherwise reasonably acceptable to Agent (provided, that to the extent any new or amended terms are materially adverse to the interests of Agent and Lenders, such terms must be reasonably acceptable to Required Lenders), and shall include any new, supplemental or replacement indenture issued in connection with any Permitted Convertible Notes.

"Permitted Convertible Notes Proceeds Account" means a segregated funds deposit account at a bank acceptable to Administrative Borrower.

"Permitted Stock" means common stock or Permitted Preferred Stock of Administrative Borrower, or Permitted Convertible Notes issued by Administrative Borrower which evidence Refinancing Indebtedness.

"Permitted Warrants" means any call options in respect of Administrative Borrower's common stock that are sold by Administrative Borrower concurrently with the issuance of Permitted Convertible Notes.

(k)               The definition of the term "Permitted Indebtedness" contained in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (o) thereof, (ii) amending and restating clause (p) thereof in its entirety, and (iii) adding new clauses (q) and (r), all as follows:

(p) Indebtedness of Administrative Borrower under the Permitted Convertible Notes in an aggregate principal amount not to exceed $150,000,000 and any Refinancing Indebtedness in respect of such Indebtedness,

(q) Indebtedness of Administrative Borrower in respect of any Permitted Warrants and any Permitted Bond Hedges, and

(r) Indebtedness not otherwise permitted pursuant to clauses (a) through (q) above that is incurred by the Loan Parties in an aggregate principal amount not to exceed $20,000,000 at any one time.

(l)                 The definition of the term "Permitted Investments" contained in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (r) thereof, (ii) amending and restating clause (s) thereof in its entirety and (iii) adding new clauses (t) and (u), all as follows:

(s) Investments by Administrative Borrower consisting of Permitted Bond Hedges,

(t) the Investment by Administrative Borrower of the net cash proceeds of the Permitted Convertible Notes in the Permitted Convertible Notes Proceeds Account, until such amounts are used as provided in Section 5.20, and

(u) Investments by Administrative Borrower resulting from the redemption, purchase or other acquisition of Stock permitted under any of Sections 6.9(b), (c), (d) or (f).

(m)             The definition of the term "Refinancing Indebtedness" contained in Schedule 1.1 to the Credit Agreement is hereby amended by (i) in clause (a), inserting after the phrase "premiums paid thereon" in the third line thereof the phrase "(including without limitation, in the case of the redemption, conversion or purchase of Permitted Convertible Notes, any amounts required to satisfy in full any payment obligations of the Administrative Borrower in connection therewith)", (ii) deleting the word "and" at the end of clause (c) thereof and (iii) inserting the following at the end of clause (d) thereof, immediately before the period:

, and

(e) in the case of the Refinancing Indebtedness relating to Indebtedness under the Permitted Convertible Notes Documents, the terms of the agreements evidencing such Refinancing Indebtedness ("New Documents") shall not, without the consent of Required Lenders (which consent shall not be unreasonably delayed or withheld), (i) shorten the maturity of, or the time of payment of interest on, principal of, or premium payable under (whether at maturity, at a date fixed for prepayment or by acceleration or otherwise), the Indebtedness under the original Permitted Convertible Notes Documents (the "Original Documents"), (ii) bear an interest rate that exceeds 7.50% per annum, (iii) include fees and charges that are in excess of the amounts and/or percentages of such fees and charges that are generally being charged at such time in issuances of similar Indebtedness, (iv) modify the method of calculating the amount payable upon the optional or mandatory redemption of, or the conversion of, the New Documents from the method contained in the Original Documents, if such modification would materially increase the amount payable in connection therewith, (v) modify the existing affirmative covenants, negative covenants or events of default or remedies contained in the Original Documents, or add to the New Documents any new affirmative covenants, negative covenants or events of default or remedies that are not included in the Original Documents, in any case if such modification or addition is materially more onerous to, or restrictive on, Administrative Borrower or any of its Subsidiaries than the similar provisions of the Original Documents, and (vi) contain other provisions that adversely affect the interests of Agent and the Lenders in any material respect.

(n)               The definition of the term "Restricted Junior Payment" contained in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety, as follows:

"Restricted Junior Payment" means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Administrative Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Administrative Borrower) any Stock issued by Administrative Borrower.

(o)               A new Schedule T is hereby added to the Credit Agreement in form attached hereto as Schedule T.

3.                  Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4.                  Reaffirmation and Confirmation. Each Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.

5.                  Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:

(a)                Agent shall have received a copy of this Amendment executed and delivered by Agent, the Lenders and the Loan Parties (with eight (8) original copies of this Amendment to follow within two (2) Business Days after the date hereof);

(b)               Agent shall have received evidence of the organizational authority of each Borrower to execute, deliver and perform its obligations under this Amendment, together with (i) a copy of such Borrower's organizational documents certified as complete by an officer of such Borrower and (ii) a copy of a good standing certificate for such Borrower in its state of organization, certified as of a recent date by the appropriate secretary of state; and

(c)                no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

6.                  Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Agent and Lenders that:

(a)                after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)               no Default or Event of Default has occurred and is continuing or will exist after this Amendment becomes effective; and

(c)                this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

7.                  Miscellaneous.

(a)                Expenses. Each Borrower agrees to pay on demand all reasonable costs and expenses of Agent (including reasonable attorneys fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b)               Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)                Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

8.                  Release.

(a)                In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, both at law and in equity, which Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)               Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

WABASH NATIONAL CORPORATION

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	SVP-CFO, Treasurer

WABASH NATIONAL TRAILER
CENTERS, INC.

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP- Treasurer

WABASH WOOD PRODUCTS, INC. (f/k/a WNC
Cloud Merger Sub, Inc.)

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP- Treasurer

WABASH NATIONAL, L.P.
By:	Wabash National Trailer Centers, Inc.,
Its General Partner

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:.	VP- Treasurer, G.P

TRANSCRAFT CORPORATION

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP- Treasurer

GUARANTORS:

CLOUD OAK FLOORING COMPANY, INC.

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP- Treasurer

NATIONAL TRAILER FUNDING, LLC

By:	Wabash National Trailer Centers, Inc.,
Its Sole Member

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	SVP- Treasurer, Sole Member

WABASH NATIONAL MANUFACTURING, LP
(f/k/a Wabash National Lease Receivables, LP)

By:	Wabash National Corporation,
Its General Partner

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	SVP-CFO, Treasurer, G.P.

CONTINENTAL TRANSIT CORPORATION

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP- Treasurer

WABASH NATIONAL SERVICES, LP

By:	Wabash National Trailer Centers, Inc.,
Its General Partner

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP-Treasurer, G.P.

FTSI DISTRIBUTION COMPANY, LP

By:	Wabash National Trailer Centers, Inc.,
Its General Partner

By:	/s/ Mark J. Weber
Name:	Mark J. Weber
Title:	VP-Treasurer, G.P

AGENT:

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Dan Laven
Name:	Dan Laven
Title:	Vice President

LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Dan Laven
Name:	Dan Laven
Title:	Vice President

RBS CITIZENS BUSINESS CAPITAL, a division of RBS Citizens, N.A.

By:	/s/ Kimberly A. Crotty
Name:	Kimberly A. Crotty
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Jack F. Morrone
Name:	Jack F. Morrone
Title:	Duly Authorized Signatory

GE CAPITAL FINANCIAL INC.

By:	/s/ Heather-Leigh Glade
Name:	Heather-Leigh Glade
Title:	Duly Authorized Signatory

BMO HARRIS BANK N.A., successor to Harris N.A.

By:	/s/ John S. Gil
Name:	John S. Gil
Title:	Director

CAPITAL ONE LEVERAGE FINANCE CORPORATION

By:	/s/ Vik Dewanjee
Name:	Vik Dewanjee
Title:	Vice President

SCHEDULE T

The summary below describes the principal terms of the Permitted Convertible Notes. As used in this Schedule T, "we," "our," and "us" refer to Wabash National Corporation and not to its consolidated subsidiaries.

Issuer	Wabash National Corporation, a Delaware corporation
Securities	$150,000,000 principal amount of not to exceed 7.50% Convertible Senior Notes due 2018
Maturity	May 1, 2018, unless earlier repurchased, redeemed or converted
Interest	not to exceed 7.50% per year. Interest will accrue from the issuance date and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2012. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with certain reporting obligations
Conversion rights

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding November 1, 2017, in multiples of $1,000 principal amount, only under the following circumstance:

•	during any calendar quarter commencing after the calendar quarter ending on June 30, 2012 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;
•	during the five business day period after any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	if we call the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

On or after November 1, 2017 until the close of business on the second business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as described herein).

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

The holders of the notes will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to the note holder upon conversion of a note.

T-1

Redemption at our option

If the purchase and sale agreement relating to our pending acquisition of Walker Group Holdings LLC terminates, we may redeem all, but not less than all, of the outstanding notes for cash on or prior to August 31, 2012. The redemption price, for each $1,000 principal amount of notes to be redeemed, will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value over the initial conversion value (as defined in such section). Following August 31, 2012, we may not redeem the notes. No "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 45 nor more than 60 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes.

Fundamental change	If we undergo a "fundamental change", subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
Ranking

The notes will be our senior unsecured obligations and will rank:

•     senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•     equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•     effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•     structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

T-2

Use of proceeds	We intend to use the net proceeds from this offering, together with borrowings under the anticipated amendment and restatement of our existing revolving credit facility and our anticipated new term loans, to finance the pending Walker acquisition and, to the extent that any proceeds remain thereafter, for general corporate purposes

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances

T-3